Contact:	Corey Horsch
Vice President, Investor Relations
and Treasurer
(405) 225-4800

SONIC prices $425 million securitized senior notes

OKLAHOMA CITY (April 12, 2016) -- Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced that certain of its subsidiaries have priced $425 million of Series 2016-1 Class A-2 Fixed Rate Senior Secured Notes ("Senior Notes").  The Senior Notes will have an expected life of seven years and bear interest at 4.472% per annum, payable monthly.

The same Sonic subsidiaries have also entered into a $150 million securitized revolving credit facility of Series 2016-1 Variable Funding Senior Secured Notes, Class A-1 (the “Variable Funding Notes”).  The company does not expect to have any borrowings under the Variable Funding Notes facility at closing.

The net proceeds from the sale of the Senior Notes will be used to repay in full the remaining Series 2011-1 Class A-2 Fixed Rate Senior Secured Notes and the Series 2011-1 Class A-1 Variable Funding Senior Secured Notes, together with related prepayment premiums, fees and expenses.  Sonic Corp. expects the Senior Notes and Variable Funding Notes transactions to close on May 17, 2016.

The subsidiaries that will issue the Senior Notes are indirect subsidiaries of Sonic Corp. that own substantially all of the Sonic system's franchising assets and real estate.  The servicing and repayment of the Senior Notes will be made solely from the cash flows derived from these indirect subsidiaries' assets.  Neither Sonic Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor any other subsidiary of Sonic Corp., will be liable for any obligations under the Senior Notes.

The Senior Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This is not an offer to sell or a solicitation of an offer to buy the Senior Notes.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit www.sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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